Exhibit 4.2

THE PNC FINANCIAL SERVICES GROUP, INC.

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 28, 2014

to

INDENTURE

Dated as of December 19, 2012

THE BANK OF NEW YORK MELLON, as Trustee

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of April 28, 2014, is by and between THE PNC FINANCIAL SERVICES GROUP, INC., a Pennsylvania corporation (the “Company”) and THE BANK OF NEW YORK MELLON (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 19, 2012 (the “Existing Indenture,” and, together with this First Supplemental Indenture, the “Indenture”) providing for the issuance by the Company from time to time of its subordinated debt securities in one or more series (the “Securities”);

WHEREAS, Section 9.01(i) of the Existing Indenture provides that the Company and the Trustee may, without the consent of any Holders, enter into indentures supplemental to the Existing Indenture to change or eliminate any of the provisions of the Existing Indenture when no Security is currently outstanding;

WHEREAS, in accordance with Section 9.01(i) of the Existing Indenture, the Company and the Trustee wish to amend the Existing Indenture to change or eliminate certain provisions of the Existing Indenture as set forth below;

WHEREAS, the Company is delivering contemporaneously herewith to the Trustee, pursuant to the Existing Indenture, an officers’ certificate and an opinion of counsel in connection with the execution and delivery of this First Supplemental Indenture; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Definitions. The following definition in Section 1.01 of the Existing Indenture shall be amended and restated in its entirety as follows:

“Senior Company Indebtedness” means the principal of and premium, if any, and interest on

(i) all indebtedness for money borrowed of the Company, whether outstanding on the date of execution of this Indenture or thereafter created, assumed or incurred, except (A) the Securities, (B) any series of securities designated as Subordinated Debt Securities pursuant to Section 3.01 of the indenture, dated as of December 1, 1991, as supplemented by a supplemental indenture dated as of February 15, 1993, a second supplemental indenture dated as of February 15, 2000, a third supplemental indenture dated as of December 19, 2008, a fourth supplemental indenture dated as of December 19, 2009 and a fifth supplemental indenture dated as of March 31, 2009, (C) Existing Company Subordinated Indebtedness; (D) trade creditor indebtedness; and (E) such other indebtedness for borrowed money of the Company as by its terms expressly provides that such obligations are subordinated in right of payment to any other indebtedness for borrowed money of the Company, and (ii) any deferrals, renewals or extensions of any such Senior Company Indebtedness.

The term “indebtedness for money borrowed of the Company” means any obligation of, or any obligation of another person guaranteed by, the Company for the repayment of money borrowed or purchased, whether or not evidenced by bonds, debentures, notes or other written instruments, any off-balance sheet guarantee obligation, any obligation under a direct credit substitute, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets.

Section 1.02 Liens. Section 10.06 of the Existing Indenture shall be deleted in its entirety and replaced with “intentionally omitted.”

Section 1.03 Conversion Privilege. Section 14.01 of the Existing Indenture shall be amended and restated in its entirety as follows:

Conversion Privilege. The Company may elect, upon compliance with the provisions set forth in this Article XIV, to have any Securities or any series of Securities, as the case may be, designated pursuant to Section 3.01 as being convertible. If so designated by the Company, at the option of the Holder thereof, Securities of any series or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Company Common Stock, in accordance with the terms of such series of Securities and (except as otherwise specified as contemplated by Section 3.01) in accordance with this Article XIV. In case a Security or portion thereof is called for redemption, such conversion right in respect of the Security or portion so called shall expire at the close of business on the Business Day which is immediately preceding the Redemption Date, unless the Company defaults in making the payment due upon redemption.

The price at which shares of Company Common Stock shall be delivered upon conversion, which shall be specified as contemplated by Section 3.01, shall be referred to herein as the “conversion price.” The conversion price shall be adjusted in certain instances as specified as provided in Section 3.01.

ARTICLE II

MISCELLANEOUS

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

Section 2.02 Effect of this First Supplemental Indenture. The Existing Indenture shall be modified in accordance with this First Supplemental Indenture, and this First Supplemental Indenture shall form part of the Existing Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated or delivered thereunder shall be bound hereby. The Existing Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Any cross-references to the provisions of the Existing Indenture that are deleted or modified as a result of this First Supplemental Indenture are hereby accordingly deleted or modified, as applicable.

Section 2.03 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 2.04 Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 2.06 Separability Clause. If any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles thereof, except that the rights, immunities, duties and liabilities of the Trustee as a trustee and any rights and immunities limiting such liability shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Lisa M. Kovac
Name:	Lisa M. Kovac
Title:	Vice President

Attest:	/s/ Christi Davis
Name:	Christi Davis
Title:	Corporate Secretary

(Signature Page to Supplemental Indenture)

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

(Signature Page to Supplemental Indenture)